Exhibit 99.1

Insperity Appoints Carol R. Kaufman to Board of Directors

HOUSTON - Oct. 14, 2013 - Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America's best businesses, today announced that its board of directors has approved an increase in the size of the board from eight to nine directors and that Carol R. Kaufman has been appointed to fill the newly created directorship effective November 1.

Kaufman currently serves as executive vice president, secretary, chief administrative officer and chief governance officer of The Cooper Companies, Inc. (NYSE: COO), a global medical device company, where she has served since October 1995, including her election as vice president of legal affairs in March 1996, senior vice president in October 2004 and executive vice president and secretary in July 2011. From January 1989 through September 1995, she served as vice president, secretary and chief administrative officer of Cooper Development Company, a health care and consumer products company. Kaufman previously held a variety of financial positions with Cooper Laboratories, Inc., former parent of The Cooper Companies, Inc., since joining that company in 1971. She earned a Bachelor of Science degree in Mathematics in 1971 from Boston University.

Kaufman also serves as a director for Chindex International, Inc. (NASDAQ: CHDX), an American health care company providing health care services in China, and is a member of the Audit and Compensation Committees and chair of the Governance and Nominating Committee of its board of directors.

"We are excited to welcome Carol Kaufman to the Insperity board of directors," said Paul J. Sarvadi, chairman of the board and chief executive officer. "Carol brings a wealth of experience, leadership abilities, financial expertise and enthusiasm, which will make a great contribution to our board and the company."

With the addition of Ms. Kaufman, Insperity's board includes seven independent directors. Kaufman will serve as a Class II director of the company with an initial term expiring on the date of the company's annual meeting of stockholders in 2015. She will serve on the board's Nominating and Corporate Governance Committee and the Finance, Risk Management and Audit Committee.

Insperity, a trusted advisor to America's best businesses for more than 27 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization™ solution. Additional company offerings include Human Capital Management, Payroll Services, Time and Attendance, performance Management, Organizational Planning, Recruiting Services, Employment Screening, Financial Services, Expense Management, Retirement Services and Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2012 revenues of $2.2 billion, Insperity operates in 57 offices throughout the United States. For more information, visit http://www.insperity.com.

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